Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Organization

Ridgewood Providence Power Partners, L.P.	Delaware

Indeck Maine Energy, L.L.C.	Illinois

Ridgewood Maine Hydro Power Partners, L.P.	Delaware